Exhibit 10.1
AMENDED AND RESTATED EXECUTIVE SEVERANCE POLICY AGREEMENT

This amended and restated executive severance policy agreement (this “Policy Agreement”) is hereby entered into by and between [•] (the “Executive”) and LXP Industrial Trust, a Maryland real estate investment trust having an address of 515 N. Flagler Drive, Suite 408, West Palm Beach, FL 33401 (the “Company”).

If the Executive’s employment is terminated by the Company without “Cause” or the Executive terminates employment for “Good Reason,” then the Executive shall be entitled to receive the following (collectively, the “Without Cause or Good Reason Severance Benefits”):

•a severance payment equal to (A) [for T. Wilson Eglin: two and one half (2.5) times, if such termination occurs outside of the Change-in-Control Window, three (3) times, if such termination occurs within the Change-in-Control Window] [for Joseph S. Bonventre and Nathan Brunner: two (2.0) times, if such termination occurs outside of the Change-in-Control Window, two and one half (2.5) times, if such termination occurs within the Change-in-Control Window] [for the other named executive officers: two (2) times]: the sum of (i) the Executive’s annual base salary at termination (or if Executive resigned for Good Reason on account of a reduction in annual base salary, Executive’s annual base salary immediately prior to such reduction), and (ii) the greater of (x) the average of the Executive’s last two annual cash incentive awards and (y) Executive’s then target annual cash incentive opportunity (the “Bonus”); and (B) a pro rata annual bonus determined by multiplying the Bonus by a fraction equal to the number of days Executive was employed during the calendar year of termination divided by 365, paid in a lump sum on the 60th day following Executive’s termination of employment; and

•continuation at the Company’s expense of medical, dental, disability, life insurance and other employee welfare benefits provided to the Executive and/or the Executive’s dependents immediately prior to the Executive’s termination of employment (“Group Healthcare Benefits”) for a period of [for T. Wilson Eglin: two and one half (2.5) years, if such termination occurs outside of the Change-in-Control Window, three (3) years, if such termination occurs within the Change-in-Control Window] [for Joseph S. Bonventre and Nathan Brunner: two (2.0) years, if such termination occurs outside of the Change-in-Control Window, two and one half (2.5) years, if such termination occurs within the Change-in-Control Window] [for the other named executive officers: two (2) years] following the date of termination, or if the Executive is ineligible for such Group Healthcare Benefits or if providing such Group Healthcare Benefits would result in adverse tax consequences under Section 105(h) of the Code or any similar law, then a lump sum payment of the cash equivalent of the premiums or other contributions that the Company would otherwise pay to continue coverage of such Group Healthcare Benefits based on the premiums or other contributions in effect at the Executive’s termination of employment, paid on the 60th day following Executive’s termination of employment.

If the Executive’s employment is terminated on account of death or by the Company on account of “Disability,” the Executive or the Executive’s estate or designated beneficiaries shall be entitled to receive the following (collectively, the “Death or Disability Severance Benefits”):

Exhibit 10.1
•a benefit payment equal to (i) one (1) times the Executive’s base salary at termination; and (ii) a pro rata annual bonus determined by multiplying the Average Bonus by a fraction equal to the number of days Executive was employed during the calendar year of termination divided by 365, paid in a lump sum on the 60th day following Executive’s termination of employment; and

•continuation at the Company’s expense of Group Healthcare Benefits for a period of two (2) years following the date of termination, or if the Executive is ineligible for such Group Healthcare Benefits or if providing them would result in adverse tax consequences under Section 105(h) of the Code or any similar law, then a lump sum payment of the cash equivalent of the premiums or other contributions that the Company would otherwise pay to continue coverage based on the premiums or other contributions in effect at the Executive’s termination of employment, paid in a lump sum on the 60th day following Executive’s termination of employment.

Additionally, upon a termination of the Executive’s employment under all the circumstances described above (a) other than in connection with a Change in Control as described in clause (b) below, (i) all then outstanding and non-vested time-based awards under any equity award plan of the Company (“Non-Vested Time Awards”) shall accelerate and become fully vested, (ii) the end of the performance periods for all then outstanding and non-vested but earned performance-based awards under any equity award plan of the Company (“Non-Vested Performance Awards”) shall be the earlier of the date of such termination and the end of the performance period and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested, and (iii) all then outstanding and vested unexercised share option awards (“Option Awards”) shall terminate on the six month anniversary of such termination of employment (but in no event later than the maximum term of such option), and (b) upon a termination of the Executive’s employment following the commencement of the Change-in-Control Window, (i) all Non-Vested Time Awards shall accelerate and become fully vested, (ii) the end of the performance periods for all Non-Vested Performance Awards shall be the earlier of the date of such termination and the end of the performance period and 100% any such awards deemed to be earned awards shall accelerate, become fully vested, and (ii) all Option Awards shall terminate on the six month anniversary of such termination of employment (but in no event later than the maximum term of such option). The benefits described in this paragraph are part of the Without Cause or Good Reason Severance Benefits or the Death or Disability Severance Benefits, as the case may be.

If the Executive’s employment is terminated by the Company with “Cause” or the Executive’s employment is terminated by the Executive without “Good Reason,” then the Executive shall not be entitled to any payments hereunder and all non-vested awards under any equity award plan of the Company shall be forfeited and terminate, except that regardless for the reason of Executive’s termination of employment, Executive shall be entitled to receive the following:

•any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses relating to any bonus period which has ended at the time of such termination; and

Exhibit 10.1
•any rights to which the Executive is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan.

Notwithstanding anything to the contrary contained in this Policy Agreement, Executive shall not be entitled to receive either the Without Cause or Good Reason Severance Benefits or the Death or Disability Severance Benefits, as the case may be, (1) unless Executive or in the case of Executive’s death or Disability (the Executor of Executive’s estate or the Executive’s guardian) executes a general release in the form prescribed by the Company (the “General Release”), which shall be substantially in the form attached as Exhibit A, and the General Release becomes effective and irrevocable by the 55th day following Executive’s termination of employment or (2) if the Executive’s employment with the Company terminates due to any mandatory retirement policy of the Company applicable to “Bona Fide Executives” under the ADEA (as defined in the General Release).

“Cause” is defined as (i) the Executive’s commission, conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (but not a traffic infraction or similar offense); (ii) any act by the Executive involving moral turpitude, fraud or misrepresentation with respect to the Company or its Affiliates or the Executive’s duties for the Company or its affiliates; or (iii) gross negligence or willful misconduct on the part of the Executive in the performance of the Executive’s duties as an employee, officer or member of the Company or its affiliates (that in only the case of gross negligence results in a material economic harm to the Company).

“Change in Control” shall have the meaning ascribed to such term in (i) the Company’s Amended and Restated 2011 Equity-Based Award Plan with respect to any equity awards governed thereby or (ii) any other equity award plan then governing equity awards subject to the terms thereof and of this Policy Agreement.

“Change-in-Control Window” is defined as the period beginning on the date that is the earlier of (i) the 30th calendar day prior to the earlier of (x) the date a letter of intent to enter into a definitive agreement which ultimately leads to the signing of a definitive agreement giving rise to a Change in Control, or (y) in the absence of a letter of intent, the effective date of a definitive agreement giving rise to a Change in Control, and (ii) three months prior to a Change in Control, and ending on the date that is twelve months following a Change in Control.

“Disability” is defined as the mental or physical incapacity of the Executive such that (i) the Executive is receiving long-term disability benefits under a Company-sponsored long-term disability policy or (ii) if clause (i) does not apply, the Executive has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing the Executive’s essential duties and responsibilities for any period of 180 days (whether or not consecutive) in any consecutive 365 day period, which shall be determined by an approved medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

“Good Reason” is defined as the occurrence of the following events without the Executive’s written consent: (i) a material reduction of the Executive’s authority, duties and

Exhibit 10.1
responsibilities, or the assignment to the executive officer of duties materially inconsistent with the Executive’s position or positions with the Company; (ii) a reduction in the Executive’s rate of base salary, target annual cash incentive award opportunity and/or target annual long-term incentive award opportunity (provided that a material reduction in the target annual cash incentive award opportunity and/or target annual long-term incentive award opportunity alone that is offset by a corresponding increase in one or more other elements of compensation shall not constitute a “Good Reason” event if the total target compensation eligible to be earned by the Executive for such calendar year has not been materially reduced), or (iii) the relocation of the Executive’s principal workplace by more than 35 miles, but this provision shall not be triggered if the Executive is permitted to work remotely. However, an event that otherwise would constitute Good Reason shall not constitute Good Reason unless (a) Executive provides the Company with written notice, no later than 30 days after the initial occurrence of such event constituting Good Reason, indicating an intent to resign due to such event; (b) the Company does not in fact cure such event within 90 days of receiving such written notice; and (c) Executive actually terminates employment during the 30 day period after the end of the 90-day cure period.

Any provision of this Policy Agreement to the contrary notwithstanding, if any of the payments or benefits provided for in this Policy Agreement, together with any other payments which Executive has a right to receive from the Company or any of its affiliates, (i) constitute a “parachute payment”, as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the collective payments to be made hereunder (the “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of this paragraph and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of this paragraph, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Notwithstanding the foregoing, if the Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be

Exhibit 10.1
reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
Any reduction to the Payment hereunder pursuant to the foregoing shall be determined by the Company based on the advice of its tax advisor.
The Payment made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

This Policy Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Code and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Policy Agreement shall be treated as a separate payment. Any payments to be made under this Policy Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A as determined by the Company based on the advice of its tax advisor. If amounts payable under this Policy Agreement do not qualify for exemption from Section 409A at the time of Executive’s separation from service and therefore are deemed deferred compensation subject to the requirements of Section 409A on the date of such separation from service, then if Executive is a “specified employee” under Section 409A, as determined by the Company based on the advice of its tax advisor, on the date of Executive’s separation from service, payment of the amounts hereunder shall be delayed for a period of six months from the date of Executive’s separation from service if required by Section 409A. The accumulated postponed amount shall be paid in a lump sum within 10 days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate or designated beneficiaries within 10 days after the date of Executive’s death.

Any portion of the Payment hereunder may be deferred to the extent reasonably necessary to preserve deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

This Policy Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Policy Agreement to the contrary, the Company will assign this Policy Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation.

This Policy Agreement is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan also is designed to be a “top hat” welfare benefit plan under Section 104(a)(3) of ERISA and, if ever considered a “pension plan,” it shall be a top hat pension plan.

Exhibit 10.1

If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Policy Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable, and not more than 60 days, following the resolution of such contest or dispute (whether or not appealed).

To the extent U.S. Federal law does not apply, this Policy Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that exclusive venue for any litigation, action or proceeding arising from or relating to this Policy Agreement shall lie in the state or federal courts located in New York County, New York and each of the parties expressly waives any right to contest such venue for any reason whatsoever.

The Executive may not assign Executive’s interest in this Policy Agreement.

This Policy Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and all prior understandings, agreements or undertakings between the parties concerning Executive’s termination of employment and severance benefits or the other subject matters of this Agreement are superseded in their entirety by this Agreement, including, without limitation, any employment agreements, severance policies or severance policy agreements. Except where expressly stated in this Policy Agreement, your terms and conditions of employment remain unchanged. Where there is a conflict between any prior agreements regarding your terms and conditions of employment and this Policy Agreement, this Policy Agreement shall prevail.
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In consideration of the premises and agreements set forth herein and the employment of the Executive, the undersigned agrees to be bound by this Policy Agreement.

LXP INDUSTRIAL TRUST
By:______________________________Name:Title:Date:
ACKNOWLEDGED AND AGREED:
______________________________
[Executive]
Date:

Executive’s Address:

Exhibit 10.1

[Signature Page to Executive Severance Policy Agreement]

EXHIBIT A
GENERAL RELEASE
THIS GENERAL RELEASE (this “Release”), dated as of , 20__, by [ ], residing at the address set forth on the signature page hereof (“Executive”). Capitalized terms used herein but not defined shall have the meanings set forth in the Severance Policy Agreement, dated as of _________ __, 20__ (the “Severance Agreement”), by and between the Company and Executive.
WHEREAS, the Severance Agreement provides that, in consideration for certain payments and benefits payable to Executive in connection with certain terminations of Executive’s employment with the Company, Executive shall fully and finally release the Company and its subsidiaries and affiliates (collectively, the “Company Group”) from all claims relating to Executive’s employment relationship with the Company and the termination of such relationship.
Accordingly, the Executive agrees as follows:
1.Release.

a.General Release. In consideration of the Company’s obligations under the Severance Agreement and for other valuable consideration, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, trustees, directors and agents (collectively, the “Released Parties”) from any and all known and unknown claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (a) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right Executive may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (b) any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess arising out of (x) Executive’s employment relationship with and service as a trustee, director, employee, officer or manager of the Company Group, and the termination of such relationship or service, including but not limited to the New York State Human Rights Law, the New York State Civil Rights Law, the New York City Human Rights Law, the New York State Labor Law, Section 125 of the New York Workers’ Compensation Law, the New York City Earned Save and Sick Time Act, the New York State Worker Adjustment and Retraining Notification Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation retaliation provision, the Florida Constitution, the Florida Civil Rights Act and the Florida Fair Housing Act, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 1(a) shall not apply to (i) the obligations of the Company under the

Exhibit 10.1
Severance Agreement, (ii) the obligations of the Company to continue to provide trustee/director and officer indemnification to Executive as provided in the declaration of trust, bylaws or other governing documents for the Company, (iii) any Claims which cannot be waived by private agreement. Notwithstanding the foregoing, other than events expressly contemplated by this Agreement Executive does not waive or release rights or Claims that may arise from events that occur after the date this Agreement is executed or Executive’s right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Executive may have under applicable workers’ compensation laws and Executive’s right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent Executive from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. Executive further understands this Agreement does not limit Executive’s ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive understands and agrees that, Executive is otherwise waiving, to the fullest extent permitted by law, any and all rights Executive may have to individual relief based on any Claims that Executive has released and any rights Executive has waived by signing this Agreement. Executive further agrees that the payments and benefits described in the Severance Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that Executive may have against the Company Group arising out of Executive’s employment relationship, Executive’s service as a trustee, director, employee, officer or manager of the Company Group and the termination thereof. The provision of the payments and benefits described in the Severance Agreement shall not be deemed an admission of liability or wrongdoing by the Company Group. This Section 1(a) does not apply to any Claims that Executive may have as of the date Executive signs this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 1(b) of this Release.

a.Specific Release of ADEA Claims. In consideration of the payments and benefits provided to Executive under the Severance Agreement, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, trustees, directors and agents from any and all Claims that Executive may have as of the date Executive signs this Release arising under ADEA. By signing this Release, Executive hereby acknowledges and confirms the following: (a) Executive is hereby advised by the Company in connection with Executive’s

Exhibit 10.1
termination to consult with an attorney of Executive’s choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA; (b) Executive has been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of Executive’s choosing with respect thereto; and (c) Executive is providing the release and discharge set forth in this Section 1(b) only in exchange for consideration in addition to anything of value to which Executive is already entitled.

a.Representation. Executive hereby represents that Executive has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, trustees, directors, shareholders or agents.

1.Cessation of Payments. To the maximum extent permitted by applicable law, in the event that Executive (a) files any charge, claim, demand, action or arbitration with regard to Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of the Severance Agreement or failure to honor the obligations set forth therein or (b) breaches any of the covenants or obligations contained in or incorporated into the Severance Agreement, the Company shall be entitled to cease making any payments due pursuant to the Severance Agreement.

1.Voluntary Assent. Executive affirms that Executive has read this Release, and understands all of its terms, including the full and final release of claims set forth in Sections 1(a) and 1(b). Executive further acknowledges that (a) Executive has voluntarily entered into this Release; (b) Executive has not relied upon any representation or statement, written or oral, not set forth in this Release; (c) the only consideration for signing this Release is as set forth in the Severance Agreement; and (d) this document gives Executive the opportunity and encourages Executive to have this Release reviewed by Executive’s attorney and/or tax advisor.

1. Revocation. This Release may be revoked by Executive within the seven-day period commencing on the date Executive signs this Release (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the Company under the Retirement Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

1.Miscellaneous.

a.Severability. As the provisions of this Release are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Release, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise

Exhibit 10.1
unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

a.Notice. For purposes of this Release, notices, demands and all other communications provided for in this Release shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:
If to the Company, to:
LXP Industrial Trust
515 N. Flagler Drive, Suite 408
West Palm Beach, FL 33401
Attn: Lead Independent Trustee

with a copy to:
LXP Industrial Trust
One Penn Plaza, Suite 3905
New York, NY 10119-3905
Attention: General Counsel
If to Executive, to at the address set forth on the signature page hereof.
Either party may change its address for notices in accordance with this Section 5(b) by providing written notice of such change to the other party.
a.Governing Law and Venue. This Release shall be governed by and construed in accordance with the laws of the State of New York. The Executive agrees that exclusive venue for any litigation, action or proceeding arising from or relating to this Release shall lie in the state or federal courts located in New York County, New York and the Executive expressly waives any right to contest such venue for any reason whatsoever.

a.Benefits; Binding Effect. This Release shall be binding upon the Executive and its heirs, personal representatives, legal representatives and successors. This Release shall inure to the benefit of the Company and its legal representatives, successors and, in the case of a sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company, the Company’s assigns.

a.Entire Agreement. This Release and the Severance Agreement constitute the entire agreement between the Executive and the Company, and all prior understandings, agreements or undertakings between the Executive and the Company concerning Executive’s termination of employment or the other subject matters of this Agreement are superseded in their entirety by this Release and the Severance Agreement.

a.Waivers and Amendments. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written

Exhibit 10.1
instrument signed by the Executive and the Company. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of the Company of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

a.Interpretation. As Executive has had the opportunity to consult with legal counsel, no provision of this Release shall be construed against or interpreted to the disadvantage of the Company by reason of the Company having, or being deemed to have, drafted, devised, or imposed such provision.

a.Incorporation of Recitals. The recitals set forth in the beginning of this Release are hereby incorporated into the body of this Release as if fully set forth herein.
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IN WITNESS WHEREOF, the Executive has signed Executive’s name as of the day and year first above written.

___________________________
Executive:

Executive’s Address:

[Signature Page to Release]